Exhibit 10.01

Beacon Management Corporation (USA)

Advisory Agreement

This Agreement is entered into this      day of December, 2004, between Beacon Management Corporation (USA) (“Beacon”), 116 Village Boulevard, Suite 210, Princeton, New Jersey, 08540, and The Beacon Financial Futures Fund, L.P. (the “Client”) with an address at c/o Beacon Management Corporation, 116 Village Boulevard, Suite 210, Princeton, New Jersey 08540.

Whereas Beacon offers investment and hedging advisory services through the application of futures, options, options on futures, forward contracts, and related contracts, (the “Contracts”); and

Whereas the Client wishes to retain Beacon’s services under the terms and conditions herein, and Beacon desires to perform such services;

Now therefore, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1. Client Account.

A. The Nominal Account Size shall be defined as set forth in Exhibit A attached hereto.

B. The Client shall designate a futures commission merchant (“FCM”) and will promptly open a trading account at the FCM.

The relationship between the Client and the FCM shall remain that of a futures commission merchant and customer, and Beacon shall have no responsibility for any matters relating to the relationship or transactions between the two, including without limitation executions of Client’s transactions (after orders are transmitted by Beacon, payment of brokerage commissions, confirmations of transactions to the Client, transmittal of monthly account statements to the Client, margin requirements, or custody over the funds, securities, or open positions in the Account. The Client hereby instructs the FCM to furnish copies of all confirmations and monthly account statements to Beacon.

C. The Client will not enter orders for the trading account and will not authorize any party, including the FCM, to enter orders. It is the intent of this Agreement that only Beacon shall have authority to trade on behalf of the Client.

2. Management Program.

A. The Account shall be managed in accordance with Beacon’s Enhanced Financials program, as modified from time to time by Beacon.

B. In managing the Account, Beacon agrees to use its best judgment and efforts for the Client’s benefit. However, the parties agree that the Client shall bear all risk of gain or loss in the Account and all expenses of the Account. No assurance can be given that Beacon’s trading will result in profits for the Client or that the Client will not incur losses or that losses will be limited. Beacon is not qualified to give, and will not give, any advice with respect to the tax treatment of profits or losses in the Account.

3. Limited Power of Attorney.

The Client hereby appoints Beacon as attorney-in-fact with respect to the Account to buy, sell (including short sales), spread or otherwise trade in the Contracts, all at such times, in such amounts and at such prices as Beacon shall determine. Beacon shall have full authority to communicate such orders directly to the FCM, and the FCM is hereby authorized to accept and execute all such orders. The Contracts may be purchased and sold on margin. Beacon is also authorized to invest any uncommitted assets of the brokerage account in U.S. Government obligations (or obligations guaranteed by the U.S. Government). This power-of-attorney is a continuing power and shall remain in full force and effect until revoked by the Client in writing, but any such revocation shall not affect any transaction initiated prior to receipt of the revocation.

4. Representations and Warranties.

A. Beacon represents and warrants the following to the Client:

(i) Beacon is duly incorporated and is in good standing under the laws of the State of Delaware.

(ii) Beacon has the legal capacity and full authority to enter into this Agreement and entering into this Agreement does not conflict with or violate any provision of any applicable law, rule, or regulation, or of any contract or other instrument to which Beacon is a party or to which any of its property is subject.

(iii) This Agreement is a valid and binding obligation of Beacon, enforceable in accordance with its terms.

B. The Client represents and warrants the following to Beacon:

(i) The Client is aware of the highly speculative nature of, and risks of loss inherent in, trading of the Contracts and is financially capable of engaging in such trading.

(ii) The Client has the power to execute and deliver this Agreement and any other documentation relating to this Agreement and to perform obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance. Such execution, delivery and performance do not violate or conflict with any law applicable to the Client, the constitutional documents (if any) of the Client, any order or judgment of any court or other governmental agency, or any contractual restriction binding on or affecting the Client. All governmental and other consents that are required to have been obtained by the Client with respect to this Agreement have been obtained and are in full force and effect. The obligations of the Client under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their terms.

5. Advisory Fees.

In consideration of Beacon’s services hereunder, the Client agrees to pay the fees as set forth in Exhibit A attached hereto.

6. Documents and Information.

The Client agrees to execute any and all documents required by the FCM, Beacon, or any regulatory agency (with jurisdiction over the Account) as may be necessary to open and maintain the Account and to provide Beacon with the requisite authority to manage the Account. Beacon is and shall remain a registered commodity trading advisor during the term of this Agreement.

7. Non-exclusive, Confidential Advice.

Beacon’s present business includes, without limitation, managing accounts for investors in the purchase or sale of the Contracts, and Beacon will manage accounts for other clients during the term of this Agreement. Beacon’s services provided hereunder are not exclusive and Beacon, its principals and affiliates shall be free to render similar services to others, and to manage other clients’ accounts and to use the same or other information, trading programs or formulae and trading strategies which they obtain, produce or utilize in the performance of services for the client. Beacon, its shareholders, directors, officers, and employees are also permitted to trade Contracts for their own accounts as long as such trading does not materially impair the ability of Beacon to manage client accounts. The Client acknowledges that all such trading for accounts other than the Client’s Account may increase the level of competition with respect to priorities or order entry and in respect of any applicable position limits. The Client acknowledges that the advice given by Beacon is the confidential property of Beacon, and the Client will not disclose the same to third parties without the prior written consent of Beacon. Nothing in this Agreement shall require Beacon to disclose the details of its trading systems and strategies.

8. Term of Agreement.

A. This Agreement shall continue in effect until the 30th day of November, 2005. The Client may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to Beacon not less than 30 days prior to the expiration of the previous period.

B. Either Beacon or the Client may terminate this Agreement by giving not less than 60 days’ notice prior written notice to the other.

C. Upon receipt of a notice of termination from the Client, or if Beacon gives notice of termination to the Client, Beacon, shall work with the Client in good faith to use its best efforts to assure to the extent practicable that there is an orderly wind-down of positions in the Account.

9. Notices.

All notices or other communications shall be in writing and shall be delivered personally or sent by facsimile, telegram, or registered mail, return receipt requested. Notices intended for Beacon shall be addressed to the attention of its president, Mark S. Stratton, Beacon Management Corporation (USA), 116 Village Boulevard, Suite 210, Princeton, New Jersey 08540. Notices intended for the Client shall be sent to the address given in the preamble to this Agreement.

10. Relationship of the Parties.

The relationship between Beacon and the Client shall be limited to that of commodity trading advisor and client for the purposes of managing the Account for the benefit of the Client. Beacon is an independent contractor and this Agreement shall not be deemed to establish a joint venture between Beacon and the Client or between Beacon and the FCM, and nothing herein contained shall be construed as creating a general partnership or other similar relationship or as authorizing any party to act as general agent or to enter into any contract or other agreement on behalf of any other party except as otherwise expressly provided herein.

11. Best Judgment and Indemnification.

Beacon shall exercise its best judgment in rendering its services to the Client and the Client agrees as an inducement to Beacon’s undertaking the same that Beacon and its officers, directors, shareholders, affiliates, and employees shall not be liable to the Client or the Client’s assigns except by reason of acts or omissions due to misconduct or gross negligence. The Client shall indemnify Beacon, its officers, directors, shareholders, affiliates and employees against all losses, damages and liabilities (including attorneys’ fees) incurred in the performance of services required by this Agreement or relating to this Agreement, provided that such loss, damage or liability was not the result of misconduct or gross negligence. The indemnification provided for herein shall survive the termination or other expiration of this Agreement. This paragraph does not limit the right of the Client to institute legal proceedings under federal or state security laws.

12. Miscellaneous.

This Agreement constitutes the entire agreement between Beacon and the Client with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection herewith. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (excluding conflict of law principles) and cannot be changed or terminated orally, and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns. The captions appearing in this Agreement are inserted as a matter of convenience and for reference only and shall not define, limit, or describe the scope and intent of this Agreement or any of the provisions thereof. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. No assignment of this Agreement may be made by the Client or by Beacon without the written consent of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Beacon Management Corporation
Mark S. Stratton, President

The Beacon Financial Futures Fund L.P.
Mark S. Stratton, President of General Partner

Exhibit A

Beacon Management Corporation (USA)

Advisory Agreement

Advisory Fees

Advisory Fees. The Advisory Fees will be paid as described in the section “Description of Charges” in the Prospectus for The Beacon Financial Futures Fund, L.P., as amended from time to time (“Prospectus”).

Nominal Account Size. The Nominal Account Size shall be equal to “net assets” as defined in the Prospectus.